Exhibit 21
                          NIELSEN MEDIA RESEARCH, INC.

                              ACTIVE SUBSIDIARIES
                              AS OF APRIL 30, 1999

                                          STATE OR OTHER
        NAME                       JURISDICTION OF INCORPORATION     % OWNERSHIP
        ----                       -----------------------------     -----------
CZT/ACN Trademarks, L.L.C.                     Delaware                   50%
Nielsen Media Research Ltd.                    Nova Scotia               100%
NMR Investing I, Inc.                          Delaware                  100%
NMR Licensing Associates, L.P.                 Delaware                78.53%
  Athenian Leasing Corporation                 Delaware                  100%